EXHIBIT 5 & EXHIBIT 23.2


                                                June 21, 1996



The Board of Directors
CPAC, Inc.
2364 Leicester Road
Leicester, NY  14481

Gentlemen:

      This opinion is issued to you in connection with the registration of 1,875,000 shares of the $.01 par value common stock (the `Shares'') of CPAC, Inc. (the `Company'') under the Securities Act of 1933. The Shares are being registered with the Securities and Exchange Commission under a Registration Statement on Form S-3 being filed on or about June 21, 1996 (the `Registration Statement') in connection with a resale by certain shareholders who currently own the Shares. We are familiar with the relevant documents and materials used in preparing the Registration Statement and the Prospectus which forms a part of the Registration Statement and documents reflecting certain actions taken by the Company in connection with the purchase of the shares by the current holders.

      Based on our review of the relevant documents and materials, it is our opinion that the Company has taken all necessary and required corporate proceedings in connection with the issuance of the Shares, all of which are presently issued and outstanding common stock, and that all of the Shares have been legally issued and are fully paid and non-assessable.

      We hereby consent to the reference to our firm under the caption `Legal Matters' in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                CHAMBERLAIN, D'AMANDA,
                                                OPPENHEIMER & GREENFIELD





                                           BY:  /s/ Richard B. Sullivan
                                                _____________________________
                                                Richard B. Sullivan